Exhibit 4.5

FORM OF

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT (“Guaranty”) dated ______________, 2008, is executed and delivered by KENTUCKY USA ENERGY, INC., a Delaware corporation (“Guarantor”), to NSES 12, LLC, a Delaware limited liability company (“Lender”), pursuant to the Credit Agreement (defined below). Capitalized terms used but not defined in this Guaranty have the meanings given them in the Credit Agreement (defined below).

Background

A. Guarantor owns, directly or indirectly, one hundred percent (100%) of the Equity Interest in KY USA Energy, Inc., a Kentucky corporation (“Borrower”).

B. Borrower is a party to that certain $10,000,000 Senior Secured Credit Agreement, dated the date hereof, with Lender (as amended or supplemented from time to time, the “Credit Agreement”). The Obligations are secured by the Security Documents and the liens, security interests and collateral assignment arising under and evidenced by those documents.

C. As a condition to the making of an Advance to Borrower under the Credit Agreement, Lender requires that Guarantor unconditionally guaranty to Lender the full and final payment and performance of the Obligations of Borrower, as set forth herein.

D. Guarantor will benefit, directly or indirectly, from the making of the loans to Borrower by Lender under the terms and conditions of the Credit Agreement and the other Loan Documents.

Agreements

For and in consideration of the financial accommodations made and to be made to Borrower by Lender under the Credit Agreement or otherwise and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each of the parties, Guarantor and Lender agree as follows:

ARTICLE I
GUARANTY OF PAYMENT

Section 1.1 Guaranty of Payment. Guarantor unconditionally guarantees to Lender the prompt, complete and full payment of the Obligations of Borrower when due (whether at the stated maturity, by acceleration or otherwise) in accordance with the terms of the Loan Documents. This Guaranty is irrevocable, unconditional and absolute, and if for any reason any portion of the Obligations is not paid promptly when due, Guarantor will immediately pay the full amount owed to Lender and/or the other Persons to whom such amount is owed, regardless of any defense, right of set-off or counterclaim Borrower may have or assert, and regardless of whether Lender or any other Person has taken any steps to enforce any rights against Borrower or any other Person to collect such sum, and regardless of any other condition or contingency. This Guaranty will also cover interest on the Obligations (as provided for in the Loan Documents) and all reasonable expenses (including attorneys’ fees) incurred by Lender in enforcing the payment of the Obligations as provided for in the Loan Documents and the performance of this Guaranty. Notwithstanding any contrary provision in this Guaranty, however, Guarantor’s maximum liability under this Guaranty is limited to the extent, if any, required so that its liability is not subject to avoidance under applicable Debtor Relief Laws (as defined in the Credit Agreement).

Section 1.2 Guaranty Not Affected by Actions Under Loan Documents. The obligations, covenants, agreements and duties of Guarantor under this Guaranty will in no way be affected or impaired by the occurrence from time to time of any of the following with respect to the Loan Documents, without the necessity of any notice to, or further consent of, Guarantor:

(a) the release or waiver, by operation of law or otherwise, of the performance or observance by Borrower or any co-guarantor, surety, endorser or other obligor (collectively, an “Obligor”) of any express or implied agreement, covenant, term or condition in any of the Loan Documents to be performed or observed by such party;

(b) the extension of the time for the payment of all or any portion of the Obligations or any other sums payable under the Loan Documents or the extension of time for the performance of any other obligation under, arising out of, or in connection with any of the Loan Documents;

(c) the supplementation, modification or amendment (whether material or otherwise) of any of the Loan Documents or any of the Obligations of Borrower or the obligations of Guarantor or any other Obligor under, arising out of or in connection with any of the Loan Documents;

(d) any failure, omission, delay or lack of diligence on the part of Lender, or any other Person to enforce, assert or exercise any right, privilege, power or remedy conferred on Lender or any other Person in any of the Loan Documents, or any action on the part of Lender or such other Person granting indulgence or extension of any kind;

(e) the release of any Collateral under any Mortgage, any other Security Document or any of the other Loan Documents, or the release, modification, waiver or failure to enforce any pledge, security device, insurance agreement, bond or other guaranty, surety or indemnity agreement whatsoever;

(f) the release, modification, waiver or failure to enforce any right, benefit, privilege or interest under any contract or agreement, under which the rights of Borrower or any other Obligor have been collaterally or absolutely assigned, or in which a security interest has been granted, to Lender as direct or indirect security for payment or performance of any Obligations;

(g) the voluntary or involuntary liquidation, dissolution, sale of any collateral, marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, Borrower, or any other Obligor or any of the assets of Borrower or of any other Obligor or any allegation or contest of the validity of this Guaranty in any such proceeding;

(h) any invalidity of or defect or deficiency in any of the Loan Documents or failure to acquire, perfect or maintain perfection of any lien on or security interest in any collateral securing payment or performance of all or any portion of (i) the Obligations, (ii) any other Person’s obligations under any of the Loan Documents or (iii) the obligations of Guarantor under this Guaranty;

(i) the settlement or compromise of any obligation guaranteed by or incurred in connection with this Guaranty;

(j) the failure to give notice to Guarantor of the occurrence of an event of default under the Loan Documents;

(k) any defense based upon any legal disability of Borrower or, to the extent permitted by law, any release, discharge, reduction or limitation of or with respect to any sums owing by Borrower or any other liability of Borrower to Lender or its Affiliates;

(l) to the extent permitted by law, the release or discharge by operation of law of Guarantor from the performance or observance of any obligation, covenant or agreement contained in this Guaranty;

(m) the default or failure of Guarantor fully to perform any of its obligations set forth in this Guaranty; or

(n) any change in the corporate structure, existence or ownership of Guarantor or Borrower.

Section 1.3 Waiver of Certain Rights. Guarantor hereby waives marshaling of assets and liabilities, sale in inverse order of alienation, notice of acceptance of this Guaranty and of any liability to which it applies or may apply, presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of acceleration, notice of intent to accelerate and all other notices and demands, collection suit and the taking of any other action by Lender.

Section 1.4 Obligations of Guarantor are Severable. This is a guaranty of payment and not of collection, and Guarantor waives any right to require that any action be brought against Borrower or any other Person. If Lender seeks to enforce the obligations of Guarantor under this Guaranty by action in any court, Guarantor waives any necessity, substantive or procedural, that a judgment be previously rendered against Borrower or any other Person or that Borrower or any other Person be joined in that cause or that a separate action be brought against Borrower or any other Person. The obligations of Guarantor under this Guaranty are several from the Obligations of Borrower or the obligations of any other Person, including any other Obligor, and are primary obligations of Guarantor and on which it is the principal obligor. All waivers in this Section 1.4 are and will be without prejudice to Lender to proceed, at its option, against Borrower or any other Person, whether by separate action or by joinder. Guarantor agrees that this Guaranty cannot be discharged except by (a) the full and final payment of the Obligations, (b) the termination of all obligations, if any, of Lender to make any Advance or extend any other accommodation (financial or otherwise) to or on behalf of Borrower and (c) the complete performance of all obligations of Guarantor arising under or in connection with this Guaranty.

Section 1.5 No Right of Subrogation Until Guaranty Terminates. Notwithstanding any payment or payments made by Guarantor under this Guaranty or any set-off or application of any funds of Guarantor by Lender, Guarantor will not be entitled to be subrogated to any of the rights of Lender against Borrower or any collateral, security rights or rights of offset held by Lender for the payment of the Obligations until all amounts owing to Lender by Borrower for or on account of the Obligations are paid in full and this Guaranty has terminated.

Section 1.6 All Credit Granted in Reliance On Guaranty. All Loans, extensions of credit and other financial accommodations made or to be made to Borrower by Lender under the Credit Agreement or any of the other Loan Documents will be conclusively presumed to have been made in acceptance of and in reliance on this Guaranty.

Section 1.7 Debt. Guarantor shall not create, incur, assume or suffer to exist any Debt, except:

(a) the Obligations;

(b) accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of property or services, from time to time incurred in the ordinary course of business, any of which is not greater than ninety (90) days past the date of invoice and is not delinquent unless it is being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; provided, however, Guarantor may incur Debt not to exceed Fifty Thousand Dollars ($50,000) per transaction and an aggregate amount not to exceed One Hundred Fifty Thousand Dollars ($150,000) at any time outstanding with regard to direct costs and expenses relating to Guarantor Operations (as defined in Section 2.7);

(c) Debt arising in connection with purchase money liens incident to the purchase of new Equipment;

(d) in connection with a capital raise relating to Guarantor Operations, Debt entitling the holder thereof to purchase, acquire or exchange such debt for any Equity Interest in the Guarantor, which Debt shall be subordinate in all respects to the Debt created pursuant to the Credit Agreement;

(e) endorsements of negotiable instruments for collection in the ordinary course of business; or

(f) Debt owed by Guarantor to any other Person that has entered into a Subordination Agreement with Guarantor and Lender.

Section 1.8 Information. Guarantor assumes responsibility for being and remaining informed of the financial condition of Borrower, and of all other circumstances bearing upon the risk of nonpayment of amounts owing under the Loan Documents, and agrees that neither Borrower nor Lender shall have any duty to advise Guarantor of information known to it regarding such condition or any such circumstances.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Guarantor warrants and represents that:

Section 2.1 Organization; Good Standing. Guarantor is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has the power and authority to carry on its business as presently conducted and to enter into and perform its obligations under this Guaranty and each instrument given to secure this Guaranty. The execution, delivery and performance by Guarantor of this Guaranty and each instrument given to secure this Guaranty have each been duly authorized by all necessary company or corporate action, as applicable.

Section 2.2 Binding Obligations. This Guaranty and each instrument given to secure this Guaranty have each been duly and validly executed, issued and delivered by Guarantor, and each constitutes the valid and legally binding obligations of Guarantor, enforceable in accordance with its terms except as the enforceability thereof may be limited or affected by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by general equitable principles.

Section 2.3 No Violation. The execution, delivery and performance of this Guaranty and of each instrument given to secure this Guaranty do not and will not (1) violate any applicable law; (2) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, any agreement or instrument to which Guarantor is now a party or by which Guarantor or any of its properties may be bound, except where any such conflict or breach would not reasonably be expected to have a Material Adverse Effect; (3) except with respect to any Debt provided for under Section 1.7, result in the creation of any lien, charge or encumbrance upon any of Guarantor’s property or assets; (4) violate Guarantor’s charter documents; or (5) except as required by any applicable law, require (a) any consent of any other Person or (b) any consent, license, permit, authorization or other approval of, any giving of notice to, any exemption by, any registration, declaration or filing with, or any taking of any other action in respect of, any court, arbitrator, administrative agency or other Governmental Authority.

Section 2.4 Litigation. Except as disclosed on Schedule 2.4 hereto, there is no action, suit or proceeding pending or, to Guarantor’s knowledge, threatened against or affecting Guarantor, at law or in equity, or before or by any Governmental Authority, which might result in any material adverse change in Guarantor’s business or financial position or in Guarantor’s interest in any of its properties.

Section 2.5 No Defaults. To its knowledge, Guarantor is not in default in any material respect with respect to any applicable law or in the payment of any indebtedness for borrowed money or under the terms or provisions of any agreement or instrument evidencing or securing any such indebtedness.

Section 2.6 Benefits. The execution and delivery of this Guaranty to Lender will benefit, directly or indirectly, Guarantor.

Section 2.7 Guarantor Operations. Guarantor has not and will not engage in any business other than (a) acquiring, owning, and developing oil and gas resource properties and (b) acquiring, owning, and obtaining capital for, and providing capital to, Borrower (“Guarantor Operations”). Guarantor is not a party to any contract or agreement except for those that directly relate to Guarantor Operations

Section 2.8 Solvency. Guarantor is solvent and will continue to be solvent after giving effect to the transactions hereunder.

ARTICLE III
TERMINATION

Except as provided herein, this Guaranty shall terminate and be of no further force and effect upon (a) the full and final payment of the Obligations, (b) the termination of all obligations, if any, of Lender to make any Loan or extend any other accommodation (financial or otherwise) to or on behalf of Borrower and (c) the complete performance of all obligations of Guarantor arising under or in connection with this Guaranty. If any monies paid to Lender by or on behalf of Borrower are recovered from Lender for any reason, Guarantor shall pay all such sums to Lender on demand, together with interest thereon from date of recovery until paid at the same rate provided in the Note for interest on past due principal.

ARTICLE IV
MISCELLANEOUS

Section 4.1 Assignment. All guarantees, warranties, representations, covenants and agreements contained in this Guaranty shall bind the successors, assigns, receivers, trustees and representatives of Guarantor and shall inure to the benefit of Lender, its successors and assigns, and any holder of the Obligations or any part thereof. Guarantor shall not assign its obligations hereunder without the prior written consent of Lender.

Section 4.2 Waiver of Certain Rights. By its execution hereof, to the extent such laws and rules could be deemed to be applicable to this Guaranty, Guarantor expressly waives each and every right to which it may be entitled by virtue of the suretyship law of the State of New York.

Section 4.3 Amendment. This Guaranty will be amended, waived (in whole or in part) or otherwise modified only by an agreement in writing signed by all the parties to this Guaranty.

Section 4.4 Notices. Any notice, demand or document which either party is required or may desire to give hereunder shall be in writing and, except to the extent provided in the other provisions of this Agreement, given by messenger, telecopy or other electronic transmission, or United States registered or certified mail, postage prepaid, return receipt requested, addressed to such party at its address and telecopy number shown below, or at such other address as either party shall have furnished to the other by notice given in accordance with this provision:

If to Guarantor:

Kentucky USA Energy Inc.
321 Somerset Road
London, KY 40741
Attention:  Steven D. Eversole
Telephone:  (606) 878-5987
Facsimile:  (606) 878-[____]

with copies to:

Ronald R. Fieldstone, P.A.
Fieldstone Lester Shear & Denberg
201 Alhambra Circle, Suite 601
Coral Gables, FL 33131
Telephone: (305) 357-5548
Telecopy:

If to Lender:

NSES 12, LLC
38 Grove Street, Building C
Ridgefield, Connecticut 06877
Attention: Roger Eustance
Telephone: (203) 431-0330 ext.872
Telecopy: [______________]

with copies to:

Greenberg Traurig, LLP
1000 Louisiana, Suite 1700
Houston, Texas 77002
Attention: Douglas C. Atnipp
Telephone: (713) 374-3513
Facsimile: (713) _________

Any notice delivered or made by messenger, telecopy, electronic mail or United States mail will be deemed to be given on the date of actual delivery as shown by messenger receipt, the sender’s facsimile machine confirmation or other verifiable electronic receipt, or the registry or certification receipt. Notwithstanding the previous sentence, if either party receives from the other any message via electronic mail that purports to be a notice under this Agreement but that contains information that is syntactically incorrect, garbled or otherwise unintelligible, the recipient will notify the sender and the message containing the unintelligible information will not be deemed to be given until it is successfully delivered (including redelivery by electronic mail) pursuant to this Section 4.4. If Lender receives oral notice of any event from an authorized officer of Guarantor, Lender will not be required to delay the exercise of any rights arising from the occurrence of that event until it receives written confirmation of the oral notice. In the event that a discrepancy exists between the notice received by Lender orally and the written confirmation, or in the absence of a written confirmation, the oral notice, as understood by Lender will be deemed the controlling and proper notice.

Section 4.5

(a) CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OF CONFLICTS OF LAWS.

(b) VENUE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, GUARANTOR, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, AND LENDER CONSENT TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. GUARANTOR AND LENDER IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH EITHER PARTY MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. GUARANTOR AND LENDER WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

(c) Process Agent. Guarantor shall have irrevocably appointed, for a period of not less than one (1) year, and shall maintain such appointment so long as any Obligations remain outstanding, Borrower as its agent, or another agent satisfactory to Lender, for service of process in connection with any action or proceeding arising under or relating to this Guaranty or the Loan Documents, and Lender shall have received a copy of such written appointment by Guarantor, and a letter, addressed to Lender and in form and substance satisfactory to Lender, from such agent for service of process accepting such appointment in writing.

(d) Failure to Comply. Should Guarantor fail to appear or answer any summons, complaint, process or papers so served within thirty (30) days after the mailing thereof, Guarantor shall be deemed in breach of this Guaranty and an order and/or judgment may be entered against Guarantor as demanded or prayed for in such summons, complaint, process or papers.

Section 4.6 WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT WHICH IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THE NOTE, THIS GUARANTY OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY TRANSACTION CONTEMPLATED THEREBY, BEFORE OR AFTER MATURITY.

Section 4.7 No Usurious Interest. It is the intention of the parties hereto to comply strictly to usury laws applicable to Lender. Interest on the Obligations is expressly limited so that in no contingency or event whatsoever, whether by acceleration of the maturity of the Promissory Note or otherwise, shall the interest taken, reserved, contracted for, charged or received by Lender exceed the maximum amount permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provisions of this Guaranty, the Promissory Note or the other Security Documents or of any other document evidencing, securing or pertaining to the indebtedness evidenced by the Promissory Note, at the time performance of such provision shall be due, would be usurious under applicable law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity so that the aggregate consideration which constitutes interest that is contracted for, taken, reserved, charged for, or received shall not exceed the maximum amount allowed by applicable law and such amount that would otherwise be excessive interest shall be applied to the reduction of the principal amount owing under the Promissory Note or on account of any other indebtedness of the Borrowers or Guarantor to Lender, or if principal of the Promissory Note and such other indebtedness has been paid in full, refunded to the Borrower or Guarantor, as applicable. In determining whether or not the interest paid or agreed to be paid for the use, forbearance, or detention of sums hereunder exceeds the highest lawful rate, the Borrower and Lender shall, to the maximum extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, (c) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such indebtedness so that the actual rate of interest on account of such indebtedness does not exceed the highest lawful rate, and/or (d) allocate interest between portions of such indebtedness, to the end that no such portion shall bear interest at a rate greater than that permitted by applicable law.

Section 4.8 FINAL AGREEMENT. THIS GUARANTY AND THE SECURITY DOCUMENTS TO WHICH GUARANTOR IS A PARTY REPRESENT THE FINAL AGREEMENT BETWEEN GUARANTOR AND LENDER AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this Guaranty to be duly executed and delivered as of the date first above written.

GUARANTOR: Kentucky USA Energy, Inc., a Delaware corporation

By:

Steven D. Eversole President and Chief Executive Officer

LENDER: NSES 12, LLC, a Delaware limited liability company

By:
Name:
Title:

[Signature page to the Guaranty Agreement]